SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                              ---------------------


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 15, 2002



                              KEY TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)



           OREGON                       0-21820               93-0822509
(State or other jurisdiction   (Commission File Number)     (IRS Employer
      of incorporation)                                   Identification No.)





                                150 Avery Street
                          Walla Walla, Washington 99362
               (Address of principal executive offices) (Zip Code)



                                 (509) 529-2161
              (Registrant's telephone number, including area code)






Item 5. Other Events and Regulation FD Disclosure.

     On August 15, 2002, Key Technology, Inc. (the "Company") issued a press release announcing the receipt of a $5.0 million order from the J.R. Simplot Company. A copy of the press release issued in connection with this announcement is attached as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

     Exhibit No.      Description

     99.1             Key Technology, Inc. Press Release, dated August 15, 2002





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     KEY TECHNOLOGY, INC.



                                                     /s/ TED R. SHARP
                                                     -----------------
                                                     Ted R. Sharp
                                                     Chief Financial Officer

Dated:  August 15, 2002


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    EXHIBIT INDEX

    Exhibit No.      Description
    --------------   ----------------------------------------------------

    99.1             Key Technology, Inc. Press Release, dated August 15, 2002




CONTACT: Ted R. Sharp
         Chief Financial Officer
         Key Technology, Inc.
         (509) 529-2161


                   Key Technology Receives $5.0 million order
                          from The J.R. Simplot COMPANY

     WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ:KTEC) announced today that it has received orders totaling approximately US$5.0 million from the J.R. Simplot Company to supply optical inspection systems and material handling equipment for Simplot's new potato processing plant currently under construction near Portage la Prairie, Manitoba. The equipment, included in the Company's backlog of $18.9 million at the end of the June 30, 2002 quarter, will be delivered in the early part of Key's fiscal 2003.
     The J.R. Simplot Company is a $3 billion privately-held agribusiness corporation with headquarters in Boise, Idaho that produces more than three billion pounds of french fries annually, making it one of the world's largest manufacturers of frozen food products. The Simplot Food Group is recognized as an international leader in new products and production efficiency and uses sophisticated processing equipment to produce hundreds of different products, including frozen and fresh potatoes, and frozen vegetables and fruit.
     The state-of-the-art Portage la Prairie plant, which is scheduled to start up in early summer of 2003, will have an initial production capacity of about 300 million pounds of french fries and other frozen potato products, and will accommodate expansion up to twice that capacity. Key Technology will play a major role in supplying process automation equipment for the plant and in systems engineering of the plant layout and integration of Key equipment.
     Rick Fisch, Vice President Special Projects of the Simplot Food Group, said, "Key Technology is considered one of our top suppliers. Their customer service truly sets them apart, and in today's business environment, it is very refreshing to work with a company that takes care of its customers even after the order is placed. With Key's advanced technologies, expertise in efficient processing methods, and process automation equipment, we are able to offer superior quality food products to our customers at competitive prices."

     The order from Simplot includes multiple units of Key's Tegra(R) and ADR(R)4 optical inspection systems and an Optyx(TM) quality monitoring system, together with a significant amount of material handling equipment used for sizing, grading and conveying food product. The inspection systems will be installed with Key's proprietary data management software product, Key Data
Manager, which will allow Simplot to improve process control and maximize productivity through real-time quality analysis and feedback to the processing line.
     "The J.R. Simplot Company has demonstrated their confidence in Key Technology's products and services with their recent capital investment. Key is committed to providing engineering expertise and creative solutions to their processing needs which will allow Simplot to maximize efficiencies, reduce costs and improve the quality of their food products," commented Thomas C. Madsen, Chairman and CEO of Key Technology.
     Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.
     This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

o the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;
o the ability of new products to compete successfully in either existing or new markets;
o increased competition and its effects on our product pricing and customer capital spending;
o    risks involved in expanding international operations and sales; and
o risks associated with adverse fluctuations in foreign currency exchange rates.

     For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1 "Forward-Looking Statement Risk and Uncertainty Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and the Risk Factors section of the Company's Registration Statement on Form S-4, Post-Effective Amendment No. 3, filed August 17, 2001.

Note: News releases and information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.